Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces JV with Oppenheimer Global

Resource Private Equity Fund; Acquisition of Acreage;

Updated Operational Results

and 2011 Anticipated Drilling Schedule

Denver, Colorado – October 25, 2010 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM; TSXV: TPE) an oil and gas exploration and production company with assets in North Dakota and Eastern Canada, today announced several new strategic initiatives and provided an update to its operational results and 2011 anticipated drilling schedule.

Effective October 22, Triangle is pleased to announce a joint venture with Oppenheimer Global Resource Private Equity Fund I and a related co-investment fund (“OGR”), each a New York based investment fund managed by an affiliate of Oppenheimer & Co, Inc.

OGR has made a $25 million capital commitment to co-invest with Triangle in its future acquisition and development of assets in the North Dakota Bakken Shale play. $10 million of OGR’s initial capital, which OGR has the right to increase up to $19 million, is allocated for leasehold acquisition with the remainder available for well development. Under the agreement, OGR has the right to participate in up to 25% of future Triangle activity in the Williston Basin.

OGR will pay its share of leasehold costs in all leases in which it participates, plus a premium to Triangle equal to an additional percentage of lease acquisition costs which is designed to remunerate Triangle for its services in sourcing and managing the acreage activity in the Williston Basin. The acreage premium varies depending upon the level of lease acquisition costs. OGR will also bear 25% of all of Triangle’s brokerage costs in the region. In addition, OGR will pay its proportional share of all drilling & completion costs, plus a 10% premium thereof to Triangle for its services associated with well development. Triangle will also earn an annual management fee as G&A reimbursement. Future leasehold acquisition pursuant to Triangle’s joint venture with Slawson Exploration is excluded from the OGR agreement.

“We are very pleased to partner with Oppenheimer in the Williston Basin,” commented Jonathan Samuels, Chief Financial Officer of Triangle Petroleum. “Their financial strength combined with our team’s technical capacity and growth platform will allow both parties to pursue the expanding opportunity set in the Williston Basin in a cost effective manner. We look forward to working with Oppenheimer and jointly accelerating our growth trajectory in the Bakken.”

Triangle also announced the acquisition of substantially all the assets of Williston Exploration LLC (“Williston”), a privately held Texas based company. The assets, approximately 1,732 net undeveloped acres in Williams County, North Dakota, are in contiguous blocks in 3 separate 1,280 acre drilling units and will provide Triangle’s first operated drilling locations. Total consideration will be up to $2.2 million of cash and up to 4.3 million shares of Triangle stock. The closing, which is subject to typical conditions and financing, is scheduled to occur in two parts in December 2010 and February 2011.

Additionally, Triangle has successfully recruited a new land staff, and brokerage and title team, which in the past month has successfully acquired over 1,200 acres at less than $1,000 per acre, including approximately 700 net acres in the same township as the Williston acquisition. Triangle currently controls approximately 13,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations.

Operationally, Triangle has to date participated in the drilling of three wells targeting the Bakken and Three Forks, with two wells operated by Kodiak Oil and Gas and the third operated by XTO Energy. Two wells, the XTO-operated Roedeske Federal and the Kodiak-operated Grizzly 13-6H have both been drilled to total depth and are currently waiting on completion. The third well, the Kodiak-operated 1-27H well, experienced mechanical difficulties during completion resulting in only 10 of 24 initially planned stages being completed, reducing the estimated cost for this well by approximately $1.0mm. The well produced 507 boe during its initial 24hr test and is currently being made ready for production.

Over the next 15 months, Triangle anticipates participating in up to 20 gross and 5.3 net wells, including two Triangle operated wells on the Williston package. Slawson Exploration will spud the first well of its joint venture with Triangle on approximately October 30, 2010, the Bonanza #1-21-16H, located in the Rough Rider area in McKenzie County. Triangle currently anticipates that Slawson will drill an additional 9 wells in the Rough Rider area during the remainder of 2010 and 2011. In closing Dr Peter J Hill, Chief Executive Officer said “we continue to execute on our strategic plan as we accelerate the development of our acreage position at the lowest cost and greatest efficiency of conversion to reserves, production and cash flow.”

In connection with the OGR transaction, CK Cooper & Company acted as a financial advisor to Triangle.

For more information contact:

Jonathan Samuels, Chief Financial Officer

E-mail: info@trianglepetroleum.com

Telephone: (303) 260-7125

About Triangle

Founded in 2006, Triangle (OTCBB: TPLM; TSXV: TPE) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and approximately 13,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations.

For more information please visit www.trianglepetroleum.com.